Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, Chairman/Chief Executive Officer; Andrew Clifford, President; or Randal McDonald, Vice President – Finance and Accounting - (713) 458-1560

Website:

www.saratogaresources.com

Saratoga Resources Receives Notice of Delisting from NYSE MKT;

OTC Trading Symbol Now “SARAQ”

Houston, TX – June 23, 2015 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced receipt of notice that the staff of NYSE Regulation, Inc. has determined to commence proceedings to delist the Company’s common stock from NYSE MKT LLC (“NYSE MKT” or the “Exchange”). Trading in the Company’s common stock was suspended prior to the open of the market on June 19, 2015.

NYSE MKT determined that the Company was no longer suitable for listing in light of the filing by the Company and certain of its subsidiaries of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Louisiana and the resulting uncertainty as to the timing and outcome of the bankruptcy process as well as the ultimate effect of the process on the value of the Company’s common stock.

The Company does not presently anticipate exercising its right to appeal the Staff’s delisting determination.

The Company’s common stock is presently quoted on the OTC Pink market under the symbol “SARAQ”.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover approximately 51,500 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

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